UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

ISS CHANGES RECOMMENDATION – NOW RECOMMENDS CYPRESS STOCKHOLDERS VOTE THE GOLD PROXY TO ELECT CYPRESSFIRST NOMINEES MARTINO AND MCCRANIE TO REPLACE BINGHAM AND BENHAMOU ON CYPRESS BOARD

Cypress Board’s “Piecemeal, Selective Disclosure” Regarding Executive Chairman Ray Bingham’s Conflicts of Interest Leads ISS to Reverse Its Original Recommendation and Endorse Both CypressFirst Nominees

All Three Independent Proxy Advisory Firms Now Fully Support Change on the Cypress Board through Election of Two CypressFirst Nominees

SAN JOSE, CA., June 6, 2017—Camillo Martino and J. Daniel McCranie, nominees for election to the Cypress Semiconductor Corporation (NASDAQ: CY) Board of Directors at the 2017 Annual Meeting of Stockholders now scheduled to be held on June 20, 2017, and T.J. Rodgers, founder and former CEO of Cypress and the Company’s largest individual stockholder, (collectively “CypressFirst”) today announced that independent proxy voting and corporate governance advisory firm Institutional Shareholder Services (ISS) has recommended that Cypress stockholders vote the GOLD proxy card FOR the election of Messrs. Martino and McCranie to the Cypress Board of Directors. In changing its recommendation to endorse both CypressFirst nominees, ISS joins independent proxy advisory firms Glass Lewis and Egan-Jones in calling for the replacement of Cypress’s conflicted executive chairman Ray Bingham and lead independent director Eric Benhamou, who has failed his duty to enforce the Cypress Code of Ethics.

In its June 6 report entitled “Cypress Semiconductor Corp. (CY): Further Down the Rabbit Hole,” ISS analyzes recent disclosures by Cypress – which resulted from CypressFirst’s campaign to expose the truth about Bingham’s conflicts of interest. ISS states:

“The recent disclosures suggest that a greater degree of board oversight is necessary than initially thought, and diminish concerns relating to the downside risks associated with directly supporting the dissident nominee (by casting votes on the dissident card). At a minimum, the supplemental disclosures raise additional – and sharper – questions not only regarding the board’s handling of this situation but also regarding the potential for conflicts of interest inherent in Bingham’s dual roles.

“The newly-disclosed facts – along with the board’s troubling dismissal of the new disclosures as unimportant chronological details irrelevant to how stockholders should vote – strengthen the dissident’s case for board change.”

Specifically in regards to Bingham’s conflicts of interest, ISS states [emphasis added]:

“Bingham’s sharing of sensitive Cypress information, including possible takeover targets, with Canyon Bridge is problematic, particularly in light of Canyon’s position as a leading potential acquirer of Cypress. Moreover, the transcript from the Chancery Court June 1 oral arguments states that Bingham stepped down as a director of Oracle Corporation in March 2017 because Oracle expressed concern regarding Bingham’s affiliation with Canyon Bridge. Whether or not the circumstances that led to Oracle’s ultimatum are directly applicable to Cypress, the fact that Oracle identified a potential conflict makes it harder to accept the Cypress board’s assertion that Bingham’s dual role represents an easily manageable situation that poses no threat to the company.”

FOR IMMEDIATE RELEASE

ISS further states [emphasis added]:

“Rather than corroborate the board’s characterization of this situation, the additional facts that have trickled out to shareholders through three separate supplemental filings only magnify the concerns raised by the dissident. Bingham does not appear to have been as prompt and forthcoming with the Cypress board about his involvement with Canyon Bridge as he should have been, and the board seems to have been far too casual in assessing the potential risks. At a minimum, the board should have provided shareholders with more thorough disclosure well before the originally scheduled meeting date. The board’s dismissal of the new disclosure as unimportant chronological details irrelevant to how stockholders should vote is perhaps the most troublesome aspect of its suboptimal response to the dissident critique. We find it difficult to believe that shareholders would not have appreciated having access to these newly-disclosed facts prior to casting their votes. This piecemeal, selective disclosure is more consistent with a board intent on sanitizing the information provided to shareholders than with one willing to allow shareholders to make fully-informed decisions.”

Regarding the CypressFirst nominees, ISS writes:

“[J. Daniel] McCranie is highly qualified and has extensive familiarity with the company – factors that significantly mitigate the risk of disruption to the Cypress 3.0 strategy. In addition, we also recommend support for the second dissident nominee, Camillo Martino, to ensure that the dissident directors have sufficiently robust representation on the board.”

As previously announced, the Delaware Court of Chancery ordered a delay in the Cypress Annual Meeting, previously scheduled for June 8, until at least June 19 to permit stockholders to evaluate fully the Company’s supplemental disclosures, and Cypress has rescheduled the Annual Meeting for June 20.

CypressFirst urges stockholders to follow the recommendations of all three independent proxy advisory firms and end the governance crisis at Cypress TODAY by voting the GOLD proxy card FOR the election of highly qualified candidates Dan McCranie and Camillo Martino. Stockholders should not vote on the Board’s White proxy card, even as a protest vote. Only by voting the GOLD proxy card can stockholders ensure any Board change. If you previously voted the White card you have every proper and legal right to change your vote. Simply vote your shares again on the GOLD card by internet or telephone TODAY to be sure your vote is received in time before the Annual Meeting.

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Trevor Martin

212-371-5999 / 415-926-7961

JRJ@abmac.com

TRM@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Laurie Connell

212-929-5500

Dburch@mackenziepartners.com

Lconnell@mackenziepartners.com

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